Press Release #201209	FOR IMMEDIATE RELEASE	April 4, 2012

Enertopia Announces Drill Rig Mobilized at Mildred Peak, Arizona

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces a diamond drill rig has been mobilized at the Mildred Peak, Arizona gold /silver project.

The Mildred Peak property is located approximately 65 miles south west of Tucson, Arizona in the general area of the State known to host porphyry copper deposits. There are two separate areas: This first drill program of the 2012 exploration season will take place on the lands upon which the Company has a ROFR (Right Of First Refusal; the “ROFR Lands”) covering about 1,260 acres, north and adjacent to Enertopia’s 100% optioned lands which cover an additional 7,148 acres.

Historic work on the project has included surface sampling, trenching and drilling of both high grade gold and silver targets and lower grade bulk tonnage potential gold /silver targets.

The property vendor Altar Resources will be drilling the ROFR Lands with the objective of outlining a shallow gold / silver resource. It is anticipated that the 9 hole 2,700 foot core diamond drilling program will test an area that was drilled by Kalium Chemicals Ltd in 1974. Kalium drilled 35 shallow reverse circulation holes with an air-track percussion drill. The vertical holes were drilled to depths of 135 to 150 feet each into the mineralized zone measuring 7,000 feet by 400 feet into the Jurassic Metaconglomerate which hosts the gold and silver target.

Below are the historic holes that ended in mineralization at the Mildred Peak ROFR Lands. Holes J-9 and SH-3 from the table below will be twinned. At this time the true thickness of the mineralized zone is not known.

Hole #	From – To (ft)	Width (ft)	Gold g/t
J-3	115 - 150	35	1.06
J-9	0 - 135	135	1.12
SH-2	0 - 150	150	0.40
SH-3	0 - 150	150	1.37
SH-4	0 - 150	150	0.31

Below are historic drill results from three diamond drill holes drilled in 2005 and 2006 from one mineralized zone within Enertopia’s 7,148 acre 100% optioned lands at Mildred Peak. The mineralized Jurassic Metaconglomerate which hosts the gold and silver appears to be open in all directions. At this time the true thickness of the mineralized zone is not known.

Hole #	From – To (ft)	Width (ft)	Gold g/t	Silver g/t
MP05-06	32 - 117	85	1.3	10.0
MP06-08	0 - 200	200	0.4	4.6
MP06-10	26 - 119	93	1.6	18.9

Historic work at Mildred Peak goes back to the late 1800’s. The property has multiple historic exploration pits where high grade gold and silver were mined in the past. The Jupiter and Gold Bullion mines on the ROFR lands were the two main producing mines with limited production of high grade gold-silver material. Historic work had focused on sourcing additional high grade deposits.

Enertopia believes there are near term opportunities to potentially identify ounces in the ground from several large areas of near-surface, bulk tonnage gold and silver style mineralization. Mineralization varies from the north east areas where gold, copper and silver is associated with pervasive siliceous alteration in felsic conglomerates and argillites to the south west areas where mineralization is mainly copper and silver associated with iron and manganese oxides in argillites and felsic volcanics.

“We are excited that drilling is about to start beside our Mildred Peak project area. There are multiple targets for the discovery of potentially significant gold, copper, and silver mineralization,” said Robert McAllister, President.

Donald Findlay, MSc. Geo., a Qualified Person under the meaning of Canadian National Instrument 43-101, is responsible for the technical content of this press release.

About Enertopia

Enertopia’s (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding potential reserves, exploration results, development or production programs, capital and operating expenditures, future revenue estimates, ability to produce or concentrate, availability of future financing and future plans and objectives of Enertopia Corporation. Actual results relating to, among other things, reserves, results of exploration, capital costs, corporate finance, and production costs could differ materially from those currently anticipated in such statements. Some but not all of the factors affecting forward-looking statements include: the speculative nature of mining exploration, production and development activities; changes in reserve estimates; the productivity of Enertopia's proposed properties; changes in the operating costs; changes in economic conditions and conditions in the resource, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates; technological, and mechanical and operational difficulties encountered in connection with Enertopia’s exploration and development activities. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that the Company will make all the required payments of cash and/or stock in future years that are required to hold and acquire the Mildred Peak interest.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.